Exhibit 99.2

SIRONA HOLDING GMBH & SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 2005

(SUCCESSOR) AND SEPTEMBER 30, 2004 (PREDECESSOR 2)

AND

FOR THE PERIODS FROM JULY 1, 2005 TO SEPTEMBER 30, 2005 (SUCCESSOR),

OCTOBER 1, 2004 TO JUNE 30, 2005 AND FEBRUARY 17, 2004 TO SEPTEMBER 30, 2004

(PREDECESSOR 2), OCTOBER 1, 2003 TO FEBRUARY 16, 2004 AND OCTOBER 1, 2002

TO SEPTEMBER 30, 2003 (PREDECESSOR 1)

INDEPENDENT AUDITORS’ REPORT

The Board of Directors
Sirona Holding GmbH:

We have audited the accompanying balance sheets of Sirona Holding GmbH and subsidiaries (Successor) as of September 30, 2005, and of Sirona Dental Systems Beteiligungs- und Verwaltungs GmbH and subsidiaries (Predecessor 2) as of September 30, 2004, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for the periods from July 1, 2005 to September 30, 2005 (Successor period), and from October 1, 2004 to June 30, 2005 and February 17, 2004 to September 30, 2004 (Predecessor 2 periods) and the consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows of Sirona Beteiligungs- und Verwaltungsgesellschaft mbH and subsidiaries (Predecessor 1) for the periods from October 1, 2003 to February 16, 2004 and for the year ended September 30, 2003 (Predecessor 1 periods). These consolidated financial statements are the responsibility of the Companies’ management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the aforementioned Successor consolidated financial statements present fairly, in all material respects, the financial position of Sirona Holding GmbH and subsidiaries as of September 30, 2005, and the results of their operations and their cash flows for the Successor period, in conformity with U.S. generally accepted accounting principles. Further, in our opinion, the aforementioned Predecessor 2 consolidated financial statements present fairly, in all material respects, the financial position of Sirona Dental Systems Beteiligungs- und Verwaltungs GmbH and subsidiaries as of September 30, 2004, and the results of their operations and their cash flows for the Predecessor 2 periods, in conformity with U.S. generally accepted accounting principles. Further, in our opinion, the aforementioned Predecessor 1 consolidated financial statements present fairly, in all material respects, the results of operations and cash flows for Sirona Beteiligungs- und Verwaltungsgesellschaft mbH and subsidiaries, in conformity with U.S. generally accepted accounting principles.

As discussed in Notes 2 and 4 to the consolidated financial statements, effective June 30, 2005, Sirona Holding GmbH acquired all of the outstanding stock of Sirona Dental Systems Beteiligungs- und Verwaltungs GmbH in a business combination accounted for as a purchase. Further, as discussed in Notes 2 and 4 to the consolidated financial statements, effective February 16, 2004, Sirona Dental Systems Beteiligungs- und Verwaltungsgesellschaft GmbH acquired all of the outstanding stock of Sirona Beteiligungs- und Verwaltungsgesellschaft mbH in a business combination accounted for as a purchase. As a result of the acquisitions, the respective consolidated financial information for the periods after each of the acquisitions is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable.

KPMG Deutsche Treuhand-Gesellschaft
Aktiengesellschaft
Wirtschaftsprûfungsgesellschaft

Frankfurt, Germany
January 23, 2006

SIRONA HOLDING GMBH & SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

		Successor	Predecessor 2
$’000s	Note	September 30, 2005	September 30, 2004
ASSETS
Current assets
Cash and cash equivalents		$65,941	$38,877
Restricted cash		674	876
Restricted short term investments		745	85
Accounts receivable, net of allowance for doubtful accounts of $402 and $526, respectively		47,631	54,747
Inventories, net	5	47,340	46,317
Deferred tax assets	9	3,242	2,664
Prepaid expenses and other current assets	6	33,856	12,073
Total current assets		$199,429	$155,639
Property, plant and equipment, net of accumulated depreciation and amortization of $3,428, and $9,524, respectively	7	49,180	55,534
Goodwill	8	468,769	72,281
Intangible assets, net of accumulated amortization of $11,852 and $23,632, respectively	8	489,442	455,157
Other non-current assets	6	21,981	11,443
Deferred tax assets	9	9,874	12,931
Total assets		$1,238,675	$762,985

LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS’ EQUITY
Current liabilities
Trade accounts payable		$22,173	$24,880
Current portion of long-term debt	11	10,103	14,809
Income taxes payable		1,531	2,947
Deferred tax liabilities	8	3,219	2,675
Deferred purchase price	4	—	24,668
Accrued liabilities and deferred income	10	63,757	43,884
Total current liabilities		$100,783	$113,863

Long-term debt	11	576,622	359,386
Deferred tax liabilities	9	196,392	176,804
Other non-current liabilities		9,585	9,981
Indebtedness to related parties	11	184,712	50,175
Pension related provisions	16	43,847	35,500
Deferred income	12	100,000	—
Total liabilities		$1,211,941	$745,709

Commitments and contingencies	13	—	—
Minority interest		42	—

Shareholders’ equity
Common share capital		30	629
Additional paid-in capital		123,696	51,757
Excess of purchase price over predecessor basis		(49,103)	—
Accumulated deficit		(48,161)	(34,358)
Accumulated other comprehensive income (loss)		230	(752)
Total shareholders’ equity		$26,692	$17,276
Total liabilities, minority interest and shareholders’ equity		$1,238,675	$762,985

The accompanying notes are an integral part of these financial statements.

SIRONA HOLDING GMBH & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

		Successor	Predecessor 2		Predecessor 1
	Notes	July 1, 2005 to September 30, 2005	October 1, 2004 to June 30, 2005	February 17, 2004 to September 30, 2004	October 1, 2003 to February 16, 2004	Year ended September 30, 2003
Revenue		$105,071	$358,285	$229,216	$158,601	$306,190
Cost of Sales		71,614	199,463	152,938	76,947	165,073
Gross profit		$33,457	$158,822	$76,278	$81,654	$141,117
Selling, general and administrative expense		34,544	93,236	65,424	33,454	65,787
Research and development		7,863	21,700	16,594	8,575	19,832

Provision for doubtful accounts and notes receivable		(192)	(127)	(846)	368	(387)

Write off in-process research and development		33,796	—	20,217	—	—
Net other operating (income) expense		(723)	(384)	(955)	82	1,702
Operating (loss) income		$(41,831)	$44,397	$(26,066)	$39,175	$54,183
Foreign currency transactions loss, net		601	749	4,129	1,491	3,772
Loss (gain) on derivative instruments		(1,682)	4,383	1,498	(1,358)	(968)
Interest expense, net	15	11,087	22,774	14,413	5,292	11,473
Other (income)			(129)	—	—	—
(Loss) income before income taxes and minority interest		$(51,837)	$16,620	$(46,106)	$33,750	$39,906
Income tax (benefit) provision		(5,796)	5,444	(11,748)	13,181	15,330
Minority interest		(6)	50	—	—	—
Net (loss) income		$(46,035)	$11,126	$(34,358)	$20,569	$24,576

The accompanying notes are an integral part of these financial statements.

SIRONA HOLDING GMBH & SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

AND COMPREHENSIVE INCOME (LOSS)

$’000s	Common share capital	Additional paid-in capital	Excess of purchase price over predecessor basis	Retained earnings/ (accumulated deficit)	Accumulated other comprehensive income/(loss)	Total
Predecessor 1
Balances as of October 01, 2002	$434	$72,568	—	$(7,882)	$(12,977)	$52,143

Comprehensive income:
Net income				24,576	—	24,576
Cumulative translation adjustment				—	11,376	11,376
Total comprehensive income				24,576	11,376	35,952
Balances as of September 30, 2003	$434	$72,568	—	$16,694	$(1,601)	$88,095

Comprehensive income:
Net income				20,569	—	20,569
Cumulative translation adjustment				—	5,727	5,727
Total comprehensive income				20,569	5,727	26,296
Balances as of February 16, 2004	$434	$72,568	—	$37,263	$4,126	$114,391
Restructuring adjustments	195	(20,811)		(37,263)	(4,126)	(62,005)
	$629	$51,757	—		—	$52,386

Predecessor 2
Comprehensive loss:
Net loss				(34,358)	—	(34,358)
Cumulative translation adjustment				—	(752)	(752)
Total comprehensive loss				(34,358)	(752)	(35,110)
Balances as of September 30, 2004	$629	$51,757	—	$(34,358)	$(752)	$17,276

Comprehensive income:
Net income				11,126	—	11,126
Cumulative translation adjustment				—	(1,287)	(1,287)
Total comprehensive income				11,126	(1,287)	9,839
Balances as of June 30, 2005	$629	$51,757	—	$(23,232)	$(2,039)	$27,115
Restructuring adjustments	(599)	71,939	(49,103)	21,106	1,852	45,195
	$30	$123,696	(49,103)	(2,126)	$(187)	$72,310

Successor
Comprehensive loss:
Net loss				(46,035)	—	(46,035)
Cumulative translation adjustment				—	417	417
Total comprehensive loss				(46,035)	417	(45,618)
Balances as of September 30, 2005	$30	$123,696	(49,103)	$(48,161)	$230	$26,692

The accompanying notes are an integral part of these financial statements.

SIRONA HOLDING GMBH & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Successor	Predecessor 2		Predecessor 1
$’000s	July 1, 2005 to September 30, 2005	October 1, 2004 to June 30, 2005	February 17, 2004 to September 30, 2004	October 1, 2003 to February 16, 2004	Year ended September 30, 2003
Cash flows from operating activities
Net (loss)/ income	$(46,035)	$11,126	$(34,358)	$20,569	$24,576
Adjustments to reconcile net (loss) income to net cash used in operating activities
Depreciation and amortization	15,392	44,155	32,703	6,530	13,887
Gain on disposal of property, plant and equipment	(23)	(45)	(2)	(9)	(26)
(Gains) losses on derivative instruments	(1,682)	4,383	1,498	(1,358)	(968)
Foreign currency transactions loss	601	749	4,129	1,491	3,772
Accreted interest on long term debt	4,590	3,115	5,003
Deferred income taxes	1,198	(2,546)	(9,076)	3,567	6,405
Write off in process research and development	33,796		20,217
Amortization of debt issuance costs	907	1,807	1,344	970	1,119
Changes in assets and liabilities
Accounts receivable and accounts receivable from related parties	10,287	(1,547)	(83)	230	6,666
Inventories	11,887	(2,869)	19,865	(11,821)	3,142
Prepaid expenses and other current assets	(15,474)	(13)	(3,355)	1,224	275
Restricted cash	443	(276)	170	1,706	(1,057)
Changes in other non-current assets	846	(51)	970	(1)	27
Trade accounts payable and accounts payable to related parties	4,195	(6,701)	(4,413)	363	4,946
Accrued liabilities	12,155	8,068	733	5,557	4,698
Deferred income	100,000	—	—	—	—
Other non-current liabilities	7,809	(6,809)	8,233	(5,429)	3,634
Income taxes payable	(3,489)	2,260	(6,122)	4,669	(7,811)
Net cash provided by operating activities	$137,403	$54,806	$37,456	$28,258	$63,285
Cash flows from investing activities
Investment in property, plant and equipment	(3,634)	(11,041)	(8,837)	(4,446)	(12,530)
Proceeds from sale of property, plant and equipment	741	191	66	11	107
Restricted short term investments	(410)	(272)	(4)	5	17
Purchase of intangible assets	(398)	(586)	(337)	(168)	(300)
Acquisition of Sirona by MDP	(556,297)	—	—	—	—
Acquisition of Sirona by EQT	—	(25,700)	(359,531)	—	—
Acquisition of businesses, net of cash acquired	—	—	(5,782)	—	(8,832)
Net cash used in investing activities	$(559,998)	$(37,408)	$(374,425)	$(4,598)	$(21,538)

	Successor	Predecessor 2		Predecessor 1
$’000s	July 1, 2005 to September 30, 2005	October 1, 2004 to June 30, 2005	February 17, 2004 to September 30, 2004	October 1, 2003 to February 16, 2004	Year ended September 30, 2003
Cash flows from financing activities
Repayment of shareholder loans	(51,458)	2,596	(110,661)	1,129	100
Repayments of long-term debt	(440,593)	(17,220)	(35,670)	(12,717)	(21,369)
Proceeds from borrowings	662,805	—	372,089	—	—
Proceeds from shareholder loan	181,960	—	47,832	—	—
Debt issuance costs	(26,259)	—	(14,341)	—	—
Capital infusion	122,392	—	51,384	—	—
Net cash provided by (used in) financing activities	$448,847	$(14,624)	$310,633	$(11,588)	$(21,269)
Change in cash and cash equivalents	26,252	2,774	(26,336)	12,072	20,478
Effect of exchange rate change on cash and cash equivalents	(2,839)	877	40	2,049	3,863
Cash and cash equivalents at beginning of period	42,528	38,877	65,173	51,052	26,711
Cash and cash equivalents at end of period	$65,941	$42,528	$38,877	$65,173	$51,052

Supplemental information
Interest paid	7,554	22,274	13,697	1,885	10,348
Interest capitalized	3	51	22	72	74
Income taxes paid (received)	2,054	(1,393)	(212)	10,046	15,036
Accrued acquisition costs (non-cash investing activity)	3,580		25,700
Acquisition of businesses, net of cash acquired
Current assets			6,219		1,844
Property, plant and equipment			341		62
Goodwill and licenses			5,839		8,571
Current liabilities			(1,315)		(1,595)
Other long term liabilities			(5,302)		(50)
			$5,782		$8,832

The accompanying notes are an integral part of these financial statements.

SIRONA HOLDING GMBH & SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.      The Company and its operations

Sirona Holding GmbH and its subsidiaries (hereinafter collectively referred to as “Sirona”, or the “Company”) develop, manufacture and market a broad line of dental equipment, including dental CEREC CAD/CAM systems, digital and film-based intra-oral and panoramic imaging systems, dental treatment centers and instruments. Sirona has served equipment dealers and dentists worldwide for more than 125 years. Sirona’s worldwide headquarters are located in Bensheim, Germany, and its U.S. headquarters are located in Charlotte, North Carolina.

2.      Basis of presentation and summary of significant accounting policies

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). Except as otherwise disclosed, all amounts are reported in thousands of U.S. dollars (U.S. $).

Principles of consolidation

The consolidated financial statements include, after eliminating inter-company transactions and balances, the accounts of Sirona Holding GmbH, Bensheim, and all its subsidiaries. The Company applies the equity method of accounting for investments in associated companies over which the Company has significant influence but does not have effective control.

On June 30, 2005, Sirona Holdings Luxco S.C.A. (“Luxco”), a Luxembourg-based holding entity owned by funds managed by Madison Dearborn Partners, Beecken Petty O’Keefe, management and employees of Sirona, obtained control over the Sirona business. The transaction was effected by using new legal entities, Sirona Holding GmbH (formerly Blitz 05-118 GmbH) and its wholly owned subsidiary Sirona Dental Services GmbH to acquire 100% of the interest in Sirona Dental Systems Beteiligungs- und Verwaltungs GmbH, the former parent of the Sirona business through a leveraged buy-out transaction (the “MDP Transaction”). The MDP Transaction was accounted for in accordance with Emerging Issues Task Force Issue 88-16, Basis in Leveraged Buyout Transactions (“EITF 88-16”), in a manner similar to a business combination under FASB Statement No. 141, Business Combinations (“SFAS 141”). Certain members of Sirona management who were deemed to be in the control group held equity interests in Sirona Group prior to and subsequent to the MDP Transaction (“Continuing Shareholders”). The interests of the Continuing Shareholders have been reflected at the predecessor basis, resulting in 9.15% of each asset and liability acquired being valued at historical cost at June 30, 2005. The remaining 90.85% interest in each asset and liability was recognized at fair value at June 30, 2005.

On February 16, 2004, funds managed by EQT, management and employees of Sirona, obtained control over the Sirona business. The transaction was effected by using four new legal entities headed by Sirona Dental Systems Beteiligungs- und Verwaltungs GmbH to acquire 100% of the interest in Sirona Beteiligungs- und Verwaltungs GmbH, the former parent of the Sirona business through a leveraged buy-out transaction (the “EQT Transaction”). The EQT Transaction resulted in a change in control over the Sirona business and has, therefore, been accounted for as a business combination under SFAS 141. The carrying values of the assets and liabilities were adjusted to their fair value on February 16, 2004, and the difference between the purchase price and the fair value of the net assets and liabilities was recorded as goodwill.Refer to note 4, Leveraged Buy-Out Transactions, for further discussion of the transactions and their impact on the Company’s and its predecessors’ consolidated financial statements. Since both transactions materially changed the carrying values recorded in the Company’s and its predecessors’ consolidated balance sheet, the following naming convention has been used to distinguish between periods for which the financial statements are not prepared on a comparable basis:

Sirona Beteiligungs- und Verwaltungsgesellschaft mbH—Predecessor 1

October 1, 2002—September 30, 2003

October 1, 2003—February 16, 2004

Sirona Dental Systems Beteiligungs- und Verwaltungs GmbH—Predecessor 2

February 17, 2004—September 30, 2004

October 1, 2004—June 30, 2005

Sirona Holding GmbH—Successor

July 1, 2005—September 30, 2005

The accounting policies of the successor and predecessor entities have not changed, except for a change in basis resulting from purchase accounting.

Fiscal year

The Company’s fiscal year ends on September 30.

Use of estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amount of revenues and expenses during the reporting periods. Actual results could differ from estimates. Some of the more significant estimates include allowances for doubtful accounts, inventory valuation reserves, purchase accounting assumptions, depreciable lives of assets, amortization periods, impairment of long-lived assets, deferred tax asset valuation allowance, pension reserves, provisions and warranty reserves.

Foreign currency

The functional currency for foreign operations has been determined in all cases to be the local currency. Assets and liabilities of foreign subsidiaries are translated at exchange rates on the balance sheet date; revenue, expenses and cash flows are translated at the weighted average exchange rates for the period. The effects of these translation adjustments are recognized in shareholders’ equity, as a component of accumulated other comprehensive income (loss). Exchange gains and losses arising from transactions denominated in a currency other than the functional currency of the entity involved, as well as the fair value adjustment of forward foreign exchange contracts, are shown separately on the face of the consolidated statements of operations.

Comprehensive income

In addition to net income (loss), comprehensive income (loss) includes other charges or credits to equity other than those resulting from transactions with shareholders. Accumulated other comprehensive income relates to foreign currency translation adjustments related to the Company’s foreign subsidiaries. Components of comprehensive income are included within the Consolidated Statements of Shareholders’ Equity and Comprehensive Income.

Revenue recognition

Revenue, net of related discounts and allowances, is recognized when persuasive evidence of the arrangement exists, the price is fixed or determinable, collectibility is reasonably assured and title and risk of loss has passed to customers based on the shipping terms. Returns on products, excluding warranty related returns, are infrequent and insignificant. Revenue related to products that contain software which is more than incidental to the product is recognized in accordance with SOP 97-2,

“Software Revenue Recognition,” as amended by SOP 98-9, “Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions.” For orders which contain one or more elements to be delivered at a future date, but do not include software that is more than incidental to the other elements, the Company recognizes revenue in accordance with EITF 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables.” For revenue on certain CEREC units recognized in accordance with both SOP 97-2 and EITF 00-21, the Company allocates revenues between the various elements using the relative fair value method because evidence of fair value exists for all elements. Under the relative fair value method, as applied by the Company, the revenue is allocated between the elements of the arrangement in proportion to the fair value of each element. The revenue allocated to the service contract is deferred until the service is provided. The revenue allocated to the CEREC product sold, which contains software and hardware the functionality of which is dependent on the software and for which the software is integral (i.e., software-related hardware), is recognized as revenue upon transfer of the risk and rewards of ownership. The fair value of the product and the service contract is based on the price charged when the same element is sold separately to customers.

The Company uses the relative fair value method to recognize revenues when an order includes one or more elements to be delivered at a future date and evidence of the fair value of each of the elements exists.

The Company offers its customers an option to purchase extended warranties on certain products. The Company recognizes revenue on these extended warranty contracts ratably over the life of the contract. The costs associated with these extended warranty contracts are recognized when incurred.

The Company offers discounts to its resellers if certain conditions are met. Discounts and allowances are primarily based on the volume of products purchased or targeted to be purchased by the individual customer or distributor. Discounts are deducted from revenue at the time of sale. The Company estimates volume discounts based on the individual customer’s historical and estimated future product purchases.

Amounts received from customers in advance of product shipment are classified as deferred income until the revenue can be recognized in accordance with the Company’s revenue recognition policy.

Research and Development

Amounts spent by the Company for research and development (R&D) efforts are recorded as R&D expenses when incurred. R&D costs relate primarily to internal costs for salaries, direct overhead costs and outside vendors. The Company capitalizes costs of equipment used for general R&D if it has alternative future use. The depreciation related to this capitalized equipment is included in the Company’s R&D costs. Software development costs incurred prior to the attainment of technological feasibility are considered R&D and are expensed as incurred.

Warranty Expense

The Company offers warranties on its products for periods between one and three years. Estimated future warranty obligations related to product sales are charged to operations in the period in which the related revenue is recognized. These estimates are based on historical warranty experience and other relevant information of which the Company is aware. Estimated warranty expenses are recorded as an accrued liability and selling, general and administrative expense. During the period from July 1, 2005 to September 30, 2005, warranty expense was $3,807 (October 1, 2004 to June 30, 2005, $10,138; February 17, 2004 to September 30, 2004, $8,367; October 1, 2003 to February 16, 2004, $4,924; year ended September 30, 2003, $6,849.)

Shipping and handling costs

Shipping and handling costs charged to customers are included in revenues and the associated expense is recorded in cost of sales for all periods presented.

Advertising costs

Advertising costs are expensed as incurred and recorded within selling, general and administrative expense. During the period from July 1, 2005 to September 30, 2005, advertising expense was $4,865 (October 1, 2004 to June 30, 2005, $14,742; February 17, 2004 to September 30, 2004, $8,212; October 1, 2003 to February 16, 2004, $6,541; year ended September 30 2003, $12,163.)

Pension benefits

The Company has both defined benefit and defined contribution pension plans, as well as an early retirement plan.

The Company accounts for its defined benefit pension plans using FASB Statement 87, Employer’s Accounting for Pensions (“SFAS 87”) and the disclosure requirements under FASB Statement No. 132, “Employer’s Disclosure about Pensions and Other Post-Retirement Benefits (Revised)” (“SFAS 132”), an amendment of FASB Statements No. 87, 88 and 106. Under SFAS 87, pension expense is recognised on an accrual basis over the employee’s approximate service periods. SFAS 87 requires the use of an actuarial method for determining defined benefit pension costs and provides for the deferral of actuarial gains and losses (in excess of a specified corridor) that result from changes in assumptions or actual experience differing from that assumed. SFAS 87 also provides for the prospective amortization of costs relating to changes in the benefit plan, as well as the obligation resulting from the transition. Disclosure of the components of periodic pension cost and the funded status of the pension plans are also required. In applying purchase accounting, a pension liability was recognized for the projected benefit obligation in excess of plan assets.

For the defined contribution pension plans, the net pension cost is equal to the contributions required by the plan.

The Company also has an early retirement plan, Altersteilzeit (“ATZ”), which allows certain German employees who have been accepted into the plan to retire at 60 rather than at the legal retirement age of 65. Eligible employees are those who have attained the age of 55 or who will attain the age of 55 by calendar year 2009 and have been accepted to participate in the ATZ plan. The ATZ plan can cover a period between the ages of 58 to 63 of the participating employees and is split into an active service period, where the employees work full time for the Company, and an inactive service period, where the employees do not work for the company. During the active service period, the employees receive 50% of their salary and the remaining 50% of their salary, plus a bonus payment equal to 35% of their salary is paid during the inactive service period. The Company recognizes the salary component of the ATZ plan over the period from the beginning of the ATZ period to the end of the active service period. The Company recognizes the bonus component over the period from the point at which the employee signs the ATZ contract until the end of the active service period.

Income Taxes

Differences between the basis of assets and liabilities for financial statement purposes and for tax return purposes are recorded as deferred tax assets or deferred tax liabilities in the accompanying consolidated financial statements. Deferred taxes represent the tax consequences in future years of these differences at each balance sheet date, based on the enacted tax laws and statutory rates applicable to the periods in which the differences are expected to affect taxable income. The provision (benefit) for income taxes represents the tax payable for the period and the change during the period in deferred tax assets and liabilities. A valuation allowance is established when it is more likely than not that the deferred tax assets are not realizable. The effect on deferred tax assets and liabilities of a change in the tax rates is recognized in income as an adjustment to income tax expense in the period that includes the enactment date.

Cash and cash equivalents

All highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. Cash equivalents are stated at cost, which approximates fair value.

Restricted cash and restricted short term investments

Restricted cash represents cash balances pledged as collateral to financial institutions that provide security for prepayments from customers and other bonds. Restricted short term investments represent fixed term bank deposits with a maturity of greater than three months to secure guarantees given to customers by subsidiaries.

Accounts receivable

Accounts receivable are stated at the invoiced amount, less allowances for doubtful accounts. Collectibility of accounts receivable is regularly reviewed and is based upon managements’ knowledge of customers and compliance with credit terms. The allowance for doubtful accounts is adjusted based on such evaluation, with a corresponding provision included in selling, general and administrative expense. Accounts receivable balances are written off when management deems the balances uncollectible.

Inventory

Inventory is carried at the lower of cost or market value. Cost is determined using standard costing, which approximates the weighted average cost method. In addition to direct material and direct labor costs, certain costs related to the overhead and production expenses are included in inventory. Inventory reserves are provided for risks relating to slow moving and obsolete items.

Investments in companies

The Company uses the equity method of accounting for investments in associated companies over which the Company has significant influence but does not have effective control.

Property, plant and equipment

Property, plant and equipment are recorded at historical cost less accumulated depreciation. As a result of the transactions described in Note 4, a new cost basis was established and adjustments were recorded to record property, plant and equipment assets at fair value in connection with the EQT transaction and 90.85% of fair value in connection with the MDP transaction. Additions, improvements and major renewals, which extend the useful life of the asset are capitalized; maintenance and repairs are expensed as incurred. When assets are retired or disposed of, the assets and related accumulated depreciation and amortization are removed from the balance sheet and the resulting gain or loss is reflected in current income. Development costs for external use software incurred after the establishment of technological feasibility are capitalized and amortized to cost of revenues on a straight-line basis over the expected useful life of the software. Costs of software developed for internal use incurred during the development of the application are capitalized and amortized to operating expense on a straight-line basis over the expected useful life of the software.

The cost of plant and equipment is depreciated using the straight-line method over the following estimated useful lives of the respective assets.

Buildings	25 to 50 years
Building improvements and leasehold improvements	5 to 10 years
Machinery and technical equipment	5 to 10 years
Software and software licenses	3 to 5 years

Finite-lived intangible assets

Finite-lived intangible assets are amortized according to the pattern in which the economic benefit of the asset is used up over their estimated useful lives, as shown below.

Patents and licenses	10 - 13 years
Technologies and Dealer Relationships	1 - 13 years

Impairment of long lived and finite lived assets

Long lived assets held for use by the Company are reviewed for impairment whenever events or circumstances provide evidence that suggests the carrying amount of the asset may not be recoverable. The Company performs ongoing impairment analysis on intangible assets related to new technology. Determination of whether an impairment exists is based upon a comparison of the identifiable undiscounted cash flows of the assets or groups of assets to the carrying amount of the assets or groups of assets. If impaired, the resulting charge reflects the excess of the asset’s carrying amount over its fair value.

Goodwill and indefinite-lived intangible assets

Effective October 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“FAS 142”). This statement requires that the amortization of goodwill and indefinite-lived intangible assets be discontinued and instead an annual impairment approach be applied. The Company completed its transitional impairment tests for goodwill and other indefinite lived intangible assets as at October 1, 2002 and no impairment was identified.

Goodwill and indefinite lived intangible assets, consisting of certain trademarks, are tested for impairment on an annual basis as of September 30, or whenever events or circumstances indicate that the carrying amount may not be recoverable. These impairment tests are based upon a comparison of the fair value of the reporting units to their respective carrying amount. If the carrying amount of the reporting unit exceeds its fair value, the goodwill impairment loss is measured as the excess of the carrying amount of goodwill over its implied fair value. If impairment is identified on indefinite-lived intangibles, the resulting charge reflects the excess of the asset’s carrying amount over its fair value.

Other non-current assets and prepaid expenses

Other non-current assets and prepaid expenses are mainly comprised of capitalized debt issuance costs. The costs are amortized using the effective interest method. The unamortized balance of such debt issuance costs was $21,567 and $11,442 as of September 30, 2005 and 2004, respectively.

Derivative financial instruments

The Company enters into forward foreign currency contracts in order to manage currency risks arising from its forecasted and firmly committed foreign currency denominated cash flows. The Company enters into these contracts to limit the foreign exchange rate risk for periods generally not to exceed six months. The Company also enters into interest rate swaps and collars to manage its interest rates on its long term debt.

The Company does not utilize financial instruments for speculative purposes. The Company accounts for derivative financial instruments in accordance with Statement of Financial Accounting Standard No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“FAS 133”). FAS 133 prescribes requirements for designation and documentation of hedging relationships and ongoing assessments of effectiveness in order to qualify for hedge accounting. The Company has not designated any of its derivatives as qualifying for hedge accounting under FAS 133. All derivatives instruments are therefore recognized as either assets or liabilities in the consolidated balance sheet at fair value. The fair value of the forward foreign currency contracts and interest rate swaps and collars are included within prepaid and other current assets and the change in fair value is recognized within “Gains (losses) on derivative instruments” in the consolidated statement of operations.

Fair value of financial instruments

Financial instruments consist of cash, accounts receivable, accounts payable and other accrued expenses that approximate fair value because of the short-term nature of these items. The fair value of the foreign currency forward contracts and interest rate swaps are estimated by obtaining quotes from financial institutions.

At September 30, 2005, the foreign exchange forward contracts outstanding had notional amounts of $53,881 ($16,900 as at September 30, 2004) and a fair value of $(1,399) ($1,061 as at September 30, 2004), with the unrealized fair value gain for the three month period ended September 30, 2005 of $1,682 (October 1, 2004 to June 30, 2005, $(4,382); February 17, 2004 to September 30, 2004, $(1,501), October 1, 2003 to February 16, 2004, $1,355, year ended September 30, 2003, $1,043). As September 2005, the interest rate swaps and collars had notional amounts of $341 ($251 as at September 30, 2004), and a fair value of $2,258 ($1,417 as at September 30, 2004), with the unrealized fair value gain for the three month period ended September 30, 2005 of $502 (October 1, 2004 to June 30, 2005, $401; February 17, 2004 to September 30, 2004, $1,401, October 1, 2003 to February 16, 2004, $0, year ended September 30, 2003, $0).

Concentration of credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk include cash and cash equivalents and accounts receivable. Sirona has two customers accounting for more than 10% of revenue for the year ended September 30, 2005. The accounts receivables from these customers amount to $14,311 in the aggregate as of September 30, 2005.

Recent accounting pronouncements

In November 2004, the FASB issued FASB Statement No. 151, Inventory Costs—an amendment of ARB No. 43(“SFAS 151”). SFAS 151 requires idle facility expenses, freight, handling costs and wasted material (spoilage) costs to be recognized as current period charges. It also requires that the allocation of fixed production overheads to the costs of conversion be based on the normal capacity of production facilities. SFAS 151 will be effective for such costs incurred during the fiscal years beginning after June 15 2005. The Company is in the process of evaluating the impact of this standard on its consolidated financial statements.

In December 2004, the FASB issued FASB Statement No. 123 (Revised 2004), Share Based Payment (“SFAS 123R”), which replaces SFAS 123, Accounting for Stock Based Compensation, and supersedes APB Opinion 25, Accounting for Stock Issued to Employees. SFAS 123R requires all share based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. In April 2005, the SEC released a final rule, “Amendment to rule 4-01(a) of Regulation S-X regarding the compliance date for Statement of Financial Accounting Standards No. 123 (Revised 2004), Share Based Payment’, which delayed the implementation date of SFAS 123 R until the first annual period beginning after June 15, 2005. The pro forma disclosures previously permitted under SFAS 123 will no longer be an alternative to financial statement recognition. Under SFAS 123R, the Company must determine the appropriate fair value model to be used for valuing share based payments, the amortization method for compensation cost and the transition method to be used at the date of adoption. The transition methods include prospective and retroactive adoption options. Under the retroactive option, prior periods may be restated either as of the beginning of the year of adoption, or for all periods presented. The prospective method requires that compensation expense be recorded for all un-vested awards at the beginning of the first quarter of adoption of SFAS 123R, while the retroactive method would record compensation expense for all unvested awards beginning in the first period restated. During 2005, the FASB issued FSP FAS 123(R)-1, FSP FAS 123(R)-2 and FSP FAS 123 (R)-3, which provide additional considerations for companies transitioning to FAS 123(R) and practical application guidance. The Company does not anticipate the adoption of SFAS 123R to have a material impact on its consolidated financial position, results of operations or cash flows. However, in consideration of the closing of the transaction described in Note 3, the adoption of SFAS 123R may have a material impact on the Company.

In December 2004, the FASB issued FASB Statement No. 153 (SFAS 153), Exchanges of Non-Monetary Assets—an amendment of APB Opinion No. 29, which amends APB No. 29, Accounting for Non-monetary Transactions, (“APB 29”) by eliminating the exception to the fair value principle for exchanges of similar productive assets. SFAS 153 also eliminates the APB 29 concept of culmination of an earnings process. The amendment requires that an exchange of non-monetary assets be accounted for at fair value if the exchange has commercial substance and fair value is determinable within reasonable limits. SFAS 153 is effective for non-monetary transactions occurring in fiscal periods beginning after June 15, 2005. The impact of SFAS 153 will depend on the nature and extent of any exchanges of non-monetary transactions after the effective date, but the Company does not currently expect SFAS 153 to have a material impact on its consolidated financial position, results of operations or cash flows.

In March 2005, the FASB issued Financial Interpretation No. 47 (“FIN 47”), Accounting for Conditional Asset Retirement Obligations, which clarifies that the term “conditional asset retirement obligation’, as used in SFAS 143, refers to a legal obligation to perform asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. This interpretation is effective no later than the end of the fiscal years ending after December 15, 2005. The Company is in the process of assessing the impact of adopting FIN 47 on its consolidated financial position, results of operations or cash flows.

In June 2005, EITF 05-05 “Accounting for Early Retirement or Post-employment Programs with Specific Features (Such As Terms Specified in Altersteilzeit Early Retirement Arrangements)” was issued. The guidance distinguishes between two types of ATZ arrangements. Type I is when the participant works 50% of the normal full-time schedule for each year of the entire ATZ period and receives 50% of his/her salary each year. Type II is when the participant works full-time for half the ATZ period (the “active period”) and then does not work for the remaining half (the “inactive period”), and receives 50% of his/her salary each year during the entire ATZ period. With respect to Type II arrangements, EITF 05-05 makes the following observations: 1) the salary component, should be recognized over the period from the point at which the ATZ period begins until the end of the active service period. The portion of salary that is deferred (i.e. to be paid out during the inactive service period) should be discounted if payment is expected to be deferred for a period longer than one year; 2) The bonus feature and additional contributions into the German government pension scheme should be accounted for as a post-employment benefit under FAS 112 “Employers’ Accounting for Post-employment Benefits—an amendment of FASB Statements No. 5 and 43”. An entity should recognize the additional compensation over the period from the point at which the employee signs the ATZ contract until the end of the active service period; 3) The employer should recognize the government subsidy when it meets the necessary criteria and is entitled to the subsidy. EITF 05-05 is effective for fiscal years beginning after December 15, 2005. The Company currently accounts for the ATZ plan in this way therefore the pronouncement will not impact the Company’s consolidated financial position, results of operations or cash flows.

3.  Material event

On September 25, 2005, Sirona Holdings Luxco S.C.A. (“Luxco”), a Luxembourg-based holding entity owned by funds managed by Madison Dearborn Partners and by Beecken Petty O’Keefe and employees and management of Sirona, which owns 100% of Sirona Holding GmbH, and Sirona entered into an Exchange Agreement with Schick Technologies, Inc. (“Schick”), providing for the issuance of 36,972,480 shares of Schick common stock to Luxco in exchange for all the economic interests in Sirona, which consists of all the outstanding share capital of Sirona and the existing indebtedness of Sirona owed to Luxco in the principle amount of €150,992 ($181,960) plus accrued interest (the “Share Exchange”). Schick shareholders will also receive a $2.50 per share cash dividend, which will be declared prior to closing. Luxco, the controlling shareholder of Sirona, will have a controlling interest in the combined company. Following completion of the transaction, the merged company will be renamed Sirona Dental Systems, Inc., with corporate headquarters located at Sirona’s facilities in Bensheim, Germany and U.S. headquarters at Schick’s facilities in New York.

Because Luxco will hold the controlling interest in the combined company after the Share Exchange, Sirona’s designees to the combined company’s board of directors will represent a majority of the combined company’s board of directors and Sirona’s senior management will represent a majority of the senior management of the combined company, Sirona is deemed the acquiring company for accounting purposes.

The Share Exchange is subject to approval by the stockholders of Schick at a special meeting.

In contemplation of the above Share Exchange, Schick has conditionally granted options to purchase 325,000 shares of Schick common stock as of September 25, 2005 to employees and consultants of Sirona. The options granted are conditional on the transaction closing, at which date the options will commence vesting on a four-year vesting period.

4.  Leveraged Buy-out transactions

MDP Transaction

On June 30, 2005, Sirona Holdings Luxco S.C.A. (“Luxco”), a Luxembourg-based holding entity owned by funds managed by Madison Dearborn Partners, Beecken Petty O’Keefe, management and employees of Sirona, obtained control over the Sirona business. The transaction was effected by using new legal entities, Sirona Holding GmbH (formerly Blitz 05-118 GmbH) and its wholly owned subsidiary Sirona Dental Services GmbH to acquire 100% of the interest in Sirona Dental Systems Beteiligungs- und Verwaltungs GmbH, the former parent of the Sirona business through a leveraged buy-out transaction (the “MDP Transaction”). Results of operations for the Sirona businesses subsequent to that date have been included in the successor period in the consolidated statements of operations and cash flows.

The purchase price, comprising cash paid and direct acquisition costs, was € 464,590, consisting of €454,990 paid in cash and €9,600 of direct acquisition costs. The purchase price was denominated in Euros and translated to U.S. dollars at the exchange rate prevailing on the date of the transaction of 1.2051. The purchase price denominated in U.S. dollars is $559,877.

The transaction was accounted for in accordance with Emerging Issues Task Force Issue 88-16, Basis in Leveraged Buyout Transactions (“EITF 88-16”), in a manner similar to a business combination under FASB Statement No. 141, Business Combinations (“SFAS 141”). Certain members of Sirona management who were deemed to be in the control group held equity interests in Sirona Group prior to and subsequent to the MDP Transaction (“Continuing Shareholders”). The interests of the

Continuing Shareholders have been reflected at the predecessor basis, resulting in 9.15% of each asset and liability acquired being valued at historical cost at June 30, 2005. The remaining 90.85% interest in each asset and liability was recognized at fair value at June 30, 2005. The application of the preceding guidance to the book and fair values of the acquired assets resulted in a difference between the purchase price in the acquisition (€464,590) and the recorded value of the acquired assets. This difference was recorded as a reduction to the shareholders’ equity of Sirona.

In connection with the leveraged buy-out transaction, Sirona incurred debt of €700,992 ($844,765) to finance the purchase price and repay the shareholder loan granted by the sellers and repay other existing debt of €301,012 ($362,261). The debt comprised €550,000 ($662,805) of bank loans and a shareholder loan of €150,992 ($181,960) granted by Luxco.

The purchase price was allocated to the assets acquired and liabilities assumed as of June 30, 2005 and the difference between the purchase price allocation and the fair value of the net assets was recorded as goodwill. However, due to the continuing ownership by management, the assets and liabilities were carried over from the Predecessor 2 balance sheet upon closing to the extent that management had an ownership interest in Sirona Dental Systems Beteiligungs- und Verwaltungs GmbH. A contra equity account named “Excess of purchase price over predecessor basis” has been recorded in the successor period to reflect the predecessor basis of management that acquired an interest in Sirona Holding GmbH. The purchase price allocation was based on information available and expectations and assumptions deemed reasonable by management.

In process research and development (IPR&D) was appraised using discounted future probable cash flows on a project by project basis. Cash inflows from significant projects were forecast to commence in the 1-2 years following the date of the valuation exercise. Discount rates of between 25-30% were applied to the cash flows, depending on level of risk associated with the project. In process research and development (IPR&D) projects primarily relate to (i) 3D-Imaging, (ii) enhancements to the CAD/CAM system’s hardware and software and (iii) a new treatment center platform. The fair values of these projects and estimated costs to complete at June 30, 2005 were:

Project	Fair value	Estimated cost
	$’000	$’000
3D Imaging	9,310	7,000
CAD/CAM enhancements	10,310	8,000
New Treatment Center platform	10,295	8,000
Other	3,882	2,000

No alternative future use was identified for these assets, and therefore the entire value of those assets was charged to the income statement, included in the write off in-process research and development line item, for the three month period to September 30, 2005.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of the acquisition:

As of June 30, 2005	$’000
Current assets	176,691
Property, plant and equipment	49,724
Intangible assets subject to amortization	407,903
Trademarks not subject to amortization	93,488
In process research and development	33,797
Goodwill	469,198
Other assets	13,702
Total assets	1,244,503
Current liabilities	176,663
Non-current liabilities	355,477
Deferred taxes	201,589
Total liabilities assumed	733,729
Excess purchase price over predecessor basis	49,103
Purchase price	559,877

A summary of the identifiable intangible assets acquired subject to amortization is as follows:

	$’000	Weighted average amortization period
Licensing agreements, patents and similar rights	24,264	13 years
Technologies	273,930	10 years
Dealer relationships	9,709	10 years
	407,903

Technology assets include trade secrets, production processes, CAD drawings, parts lists, blueprints and software for products that reached technological feasibility.

The fair value of the technology assets was determined by using an earnings-based valuation method. The useful life was determined based on the expected use of the technology by Sirona, any legal provisions that may limit the useful life of the technology, the effects of known advances, obsolescence, demand and competition and the level of maintenance expense required to obtain the future cash flows of the technology. Based on these factors, technologies were assigned useful lives of 1 to 13 years.

The fair value of the dealer relationships was determined using the replacement cost valuation method, which considered the cost which would have been incurred to search, engage and train the new dealers. The remaining useful life of a contractual dealer relationship relates to the estimated average period of 10 years after which an existing dealer needs to be retrained, similar to a new dealer.

The fair values of the trademarks were determined using the relief from royalty method and assumed royalty rates ranging from 0.25% to 1.0%. The Company deems trademarks to be indefinite lived intangible assets as the trademarks are used worldwide, can be separated from any other asset, do not have any legal, regulatory, contractual competitive, economic or other factors that limit their useful lives, and require no material levels of maintenance to retain their cash flow. As such, trademarks are not currently subject to amortization. The Company evaluates the useful life of trademarks each year to determine whether facts and circumstances continue to support an indefinite life for these assets.

The transaction resulted in goodwill due to the significant growth prospects and industry dynamics as well as the experienced management team which do not get recognized as a separate asset.

EQT transaction

On February 16, 2004, funds managed by EQT, directors, management and employees of Sirona, obtained control over the Sirona business. The transaction was effected by using four new legal entities headed by Sirona Dental Systems Beteiligungs- und Verwaltungs GmbH to acquire 100% of the interest in Sirona Beteiligungs- und Verwaltungs GmbH, the former parent of the Sirona business through a leveraged buy-out transaction (the “EQT Transaction”). The transaction resulted in a change in control over the Sirona business and has, therefore, been accounted for as a business combination under SFAS 141. The carrying values of the assets and liabilities were adjusted to their fair value on February 16, 2004, and the difference between the purchase price and the fair value of the net assets and liabilities was recorded as goodwill. There was no shareholder interest that continued to be carried at predecessor basis. Results of operations for the Sirona businesses from the date of this transaction until the MDP Transaction have been included in the Predecessor 2 period in the consolidated statement of operations and cash flows.

The purchase price, comprising cash paid and direct acquisition costs, was €309,873 consisting of €284,167 paid at closing, a €20,000 holdback payment, subject to possible indemnification claims by EQT, and €5,706 of direct acquisition costs. Payment of €20,000 was made on December 15, 2004 at the expiration of the indemnification period, as no claims were made. In connection with the leveraged buy-out transaction, Sirona incurred debt of €338,566 ($419,923) to finance the purchase price and repay the shareholder loan granted by the sellers and repay other existing debt of €109,918 ($136,331). The debt incurred comprised €300,000 ($372,090) of bank loans and a shareholder loan of €38,566 ($47,833) granted by EQT.

The carrying values of the assets and liabilities were stepped up to their fair values on February 16, 2004 and the difference between the purchase price and the fair value of the net assets was recorded as goodwill. The purchase price was denominated in Euros and translated to U.S. Dollars at the exchange rate prevailing on the date of the transaction of 1.2403. The purchase price denominated in U.S. dollars was $384,335.

The purchase price allocation was based on information available and expectations and assumptions deemed reasonable by management.

IPR&D was appraised using discounted future probable cash flows on a project by project basis. Cash inflows from significant projects were forecast to commence in the 1-2 years following the date of the valuation exercise. Discount rates of between 25-30% were applied to the cash flows, depending on level of risk associated with the project. No alternative future use was identified for these assets, and therefore the entire value of those assets was charged to the income statement, included in the write off in-process research and development line item, for the three month period to September 30, 2004.

The following table summarizes the purchase price allocation for the transaction:

As of February 16, 2004	$’000
Current assets	191,310
Property, plant and equipment	56,122
Intangible assets subject to amortization	393,980
Trademarks not subject to amortization	86,945
In process research and development	20,217
Goodwill	67,989
Other assets	9,038
Total assets	825,601
Current liabilities	107,455
Non-current liabilities	147,964
Deferred taxes	185,847
Total liabilities assumed	441,266
Purchase price	384,335

A summary of the identifiable intangible assets acquired subject to amortization is as follows:

	$’000	Weighted average amortization period
Licensing agreements, patents and similar rights	122,739	13 years
Technologies	258,962	10 years
Dealer relationships	12,279	10 years
	393,980

Technology assets include trade secrets, production processes, CAD drawings, parts lists, blueprints and software products that reached technological feasibility.

The fair value of the technology assets was determined by using an earnings-based valuation method. The useful life was determined based on the expected use of the technology by Sirona, any legal provisions that may limit the useful life of the technology, the effects of known advances, obsolescence, demand and competition and the level of maintenance expense required to obtain the future cash flows of the technology. Based on these factors, technologies were assigned useful lives of 1 to 13 years.

The fair value of the dealer relationships was determined using the replacement cost valuation method, which considered the cost which would have been incurred to search, engage and train the new dealers. The remaining useful life of a contractual dealer relationship relates to the estimated average period of 10 years after which an existing dealer needs to be retrained, similar to a new dealer.

The fair values of the trademarks were determined using the relief from royalty method and assumed royalty rates ranging from 0.25% to 1.0%. The Company deems trademarks to be indefinite lived intangible assets as the trademarks are used worldwide, can be separated from any other asset, do not have any legal, regulatory, contractual competitive, economic or other factors that limit their useful lives, and require no material levels of maintenance to retain their cash flow. As such, trademarks are not currently subject to amortization. The Company evaluates the useful life of trademarks each year to determine whether facts and circumstances continue to support an indefinite life for these assets.

5.  Inventories, net

	Successor	Predecessor 2
$’000	September 30, 2005	September 30, 2004
Finished goods	23,370	22,638
Work in progress	12,153	11,473
Raw materials	18,460	18,892
	53,983	53,003
Inventory reserve	(6,643)	(6,686)
	47,340	46,317

In the three month period ending September 30, 2005, $541 of general and administrative cost was capitalized within inventory (October 1, 2004 to June 30, 2005, $571; February 17, 2004 to September 30, 2004, $467; October 1, 2003 to February 16, 2004, $506; year ended September 30, 2003, $502.)

6.  Prepaid expenses and other current assets

Included within prepaid expenses and other current assets as at September 30, 2005 is a VAT receivable of $17,179 (September 30, 2004, $0).

7.  Property, plant and equipment, net

As of September 30, 2005

$’000	Gross	Accumulated Depreciation and Amortization	Net
Land	10,391	—	10,391
Buildings, building improvements and leasehold improvements	14,968	291	14,677
Machinery and technical equipment	22,383	2,563	19,820
Software and software licences	4,866	574	4,292
	52,608	3,428	49,180

As of September 30, 2004

$’000	Gross	Accumulated Depreciation and Amortization	Net
Land	11,717	—	11,717
Buildings, building improvements and leasehold improvements	15,867	708	15,159
Machinery and technical equipment	29,227	7,127	22,100
Software and software licences	8,247	1,689	6,558
	65,058	9,524	55,534

Depreciation expense for the three month period ending September 30, 2005 was $3,454 (October 1, 2004 to June 30, 2005, $12,738; February 17, 2004 to September 30, 2004, $9,393, October 1, 2003 to February 16, 2004, $4,501, year ended September 30, 2003, $9,066). Amortization expense for capitalized software development costs for the three month period ending September 30, 2005 was $155 (October 1, 2004 to June 30, 2005, $840; February 17, 2004 to September 30, 2004, $366; October 1, 2003 to February 16, 2004, $583; year ended September 30, 2003, $803). Buildings and leasehold improvements includes office space that is leased under operating leases to third parties with a historical cost of $1,634 and $1,673 and carrying amount of $629 and $707 at September 30, 2005 and 2004, respectively.

8.  Intangible assets and goodwill

The Company performed the required transitional impairment test as of October 1, 2002 and concluded that no transitional impairment was required. The Company performed the required annual impairment tests as of September 30 in each year and identified no impairment.

Amortization expense for finite-lived identifiable intangible assets in the three month period ending September 30, 2005 was $11,938 (October 1, 2004 to June 30, 2005, $31,417; February 17, 2004 to September 30, 2004, $23,310, October 1, 2003 to February 16, 2004, $2,029; year ended September 30, 2003, $4,821). The annual estimated amortization expense related to these intangible assets for the fiscal years 2006, 2007, 2008, 2009 and 2010 is $55,654, $56,025, $55,860, $44,568 and $35,740, respectively.

The following table presents details of intangible assets, related accumulated amortization and goodwill:

$’000 Successor September 30, 2005	Gross	Accumulated amortization	Net
Patents & Licenses	124,510	2,263	122,247
Trademarks	93,403	—	93,403
Technologies and dealer relationships	283,381	9,589	273,792
	501,294	11,852	489,442
Goodwill	468,769	—	468,769
Total intangible assets	970,063	11,852	958,211

$’000 Successor September 30, 2004	Gross	Accumulated amortization	Net
Patents & Licenses	122,596	6,102	116,494
Trademarks	86,461	—	86,461
Technologies and dealer relationships	269,732	17,530	252,202
	478,789	23,632	455,157
Goodwill	72,281	—	72,281
Total intangible assets	551,070	23,632	527,438

The change in the value of goodwill from September 30, 2004 to September 30, 2005 related primarily to the impact of the acquisition of Sirona in the MDP Transaction. Goodwill of $469,198 was recognized as a result of the purchase price allocation performed in June 2005. Other change in goodwill relate to translation differences of $(429).

9.  Income taxes

Income tax benefit (provision) is comprised of the following:

		Successor	Predecessor 2		Predecessor 1
$’000		July 1, 2005 to September 30, 2005	October 1, 2004 to June 30, 2005	February 17, 2004 to September 30, 2004	October 1, 2003 to February 16, 2004	Year ended September 30, 2003
Current	Germany	(501)	(7,615)	849	(12,456)	(7,235)
	Foreign	319	(28)	156	(201)	(10)
	Total Current	(182)	(7,643)	1,005	(12,657)	(7,245)
Deferred	Germany	5,921	2,189	9,689	(524)	(6,118)
	Foreign	57	10	1,054	—	(1,967)
	Total Deferred	5,978	2,199	10,743	(524)	(8,085)
Total		5,796	(5,444)	11,748	(13,181)	(15,530)

The significant components of deferred tax assets and liabilities of continuing operations included in the consolidated balance sheets are:

	Successor		Predecessor 2
	At September 30, 2005		At September 30, 2004
$’000	Current assets (liabilities)	Non-current assets (liabilities)	Current assets (liabilities)	Non-current assets (liabilities)
Employee benefit accruals		275		2,989
Goodwill amortization for tax purposes (historical tax deductible goodwill)		(1,049)		(1,357)
Debt issuance costs		(8,984)		(3,142)
Inventory reserve	(1,329)		(1,209)
Intangible assets		(183,171)		(169,586)
Tax loss carryforward	191	5,311	86	6,137
Other	1,161	1,100	1,112	1,086
Total	23	(186,518)	(11)	(163,873)

Deferred tax assets—current and non-current	3,242	9,874	2,664	12,931
Deferred tax liabilities—current and non-current	(3,219)	(196,392)	(2,675)	(176,804)
Net deferred tax liability	23	(186,518)	(11)	(163,873)

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon sufficient taxable income within the carryback years and the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers taxable income in the carry back years, if carry back is permitted in the tax law, the projected future taxable income, and tax planning strategies in making this assessment.

The utilization of the U.S. net operating loss carryforwards of $2,191 is likely to be in the next three years. The U.S. net operating loss carryforwards expire in 2022 and 2023 for U.S. federal income tax purposes and 2009 for State income tax purposes. The Company has not recorded a valuation allowance against the deferred tax asset relating to the U.S. net operating loss carryforwards as management believes they will more likely than not be realized.

The difference between the German corporation tax rate and the Company’s income tax benefit (provision) included in the consolidated statements of operations consisted of the following:

	Successor	Predecessor 2		Predecessor 1
$’000	July 1, 2005 to September 30, 2005	October 1, 2004 to June 30, 2005	February 17, 2004 to September 30, 2004	October 1, 2003 to February 16, 2004	Year ended September 30, 2003
(Loss) income before income taxes and minority interest	(51,837)	16,620	(46,106)	33,750	39,906
Computed tax benefit/ (provision)	19,128	(6,133)	17,014	(12,454)	(14,726)
Foreign tax differential	(352)	(2,584)	(313)		(158)
Non deductible expenses	(23)	(179)	(74)	(22)	(46)
Local trade tax on income	(1,283)	(1,101)	949		(775)
Tax income from prior periods		3,812	848
Permanent differences	(12,550)		(7,522)	(250)
Other	876	741	846	(455)	375
Benefit (provision) for income taxes	5,796	(5,444)	11,748	(13,181)	(15,330)

The permanent differences include the effects of the write off of IPRD, which has no tax basis.

During the period from October 1, 2004 to June 30, 2004, the Company resolved an issue related to its German income tax returns for the tax years 1998 to 2002 with the German authorities. The Company had filed an objection against taxable treatment of a transaction in 1998. The Company prevailed with its views that the transaction should be treated as non-taxable and recognized the impact of the nontaxable treatment when it became probable that it was sustainable; the balance is included in “Tax income from prior periods”. The German authorities refunded an amount of $3.812 million in connection with the issue.

The components of (loss) income before income taxes and minority interests are:

	Successor	Predecessor 2		Predecessor 1
$’000	July 1, 2005 to September 30, 2005	October 1, 2004 to June 30, 2005	February 17, 2004 to September 30, 2004	October 1, 2003 to February 16, 2004	Year ended September 30, 2003
Germany	(50,015)	23,936	(44,731)	33,777	35,137
United States	(131)	(419)	24	(105)	4,757
Other Foreign	(1,691)	(6,897)	(1,399)	78	12
	(51,837)	16,620	(46,106)	33,750	39,906

The portion of capitalized goodwill that is deductible for tax purposes as of June 30, 2005 and February 16, 2004 was $88,219 and $72,281 respectively.

There are no un-remitted earnings from foreign subsidiaries.

10.   Accrued liabilities

Accrued liabilities consist of the following:

	Successor	Predecessor 2
$’000	September 30 2005	September 30 2004
Employee benefits (e.g. bonuses, vacation, overtime, Christmas payment)	22,610	21,975
Product warranty	9,276	7,362
Other provisions	11,967	5,519
VAT accruals	15,800	1,688
Other liabilities	4,104	7,340
	63,757	43,884

11.   Long-term debt

	Successor	Predecessor 2
$’000	September 30, 2005	September 30, 2004
Shareholder loan from Luxco	184,712
Shareholder loan from EQT Funds		50,175
Bank loans
Senior syndicated loan, Tranche A, variable rate repayable in semi annual installments starting September 2006 through June 2012	162,172
Senior syndicated loan, Tranche A, variable rate repaid in full as part of MDP Transaction ($4,197 scheduled repayment made prior to MDP Transaction)		143,541
Senior syndicated loan, Tranche B, variable rate repayable in full at end of term in June 2013	150,500
Senior syndicated loan, Tranche B, variable rate repaid in full as part of MDP Transaction		83,255
Senior syndicated loan, Tranche C, interest at EURIBOR plus 3.25%, repayable in full at end of term in June 2014	150,500
Senior syndicated loan, Tranche C, interest at EURIBOR plus 3.25%, repaid in full as part of MDP Transaction		83,255
Mezzanine loan, interest at EURIBOR plus 9.5%, repayable in full at end of loan term in June 2015	121,888
Mezzanine loan, interest at EURIBOR plus 11.25%, repaid in full as part of MDP Transaction		64,134
Other debt	1,665	10
	771,437	424,370
Less current portion	10,103	14,809
	761,334	409,561

The table below reflects the contractual maturity dates of the various borrowings at September 30, 2005:

Year ending September 30,	$’000
2006	10,103
2007	16,856
2008	22,876
2009	25,284
2010	25,284
Thereafter	671,034
771,437

In connection with the MDP Transaction, the financing of the Company was restructured.

Shareholder loan

Luxco granted Sirona a loan of €150,992 ($181,960) in connection with the MDP Transaction. The loan accrues interest at 7.5% per annum. The interest is being accumulated until the end of the loan term on June 30, 2015, when the loan and the interest is required to be repaid. Interest of €2,391 ($2,878) had been accreted through September 30, 2005.

At September 30, 2004, a shareholder loan, granted by certain EQT shareholders, was outstanding and had a principal amount of €38,566 ($47,833). The loan accrued interest at 7% per annum, and similar to the current loan, interest was accumulated until the end of the loan term, which was January 14, 2006. As at September 30, 2004, interest of €2,114 ($2,607) had been accreted. This loan and accrued interest thereon was repaid as part of the MDP Transaction.

Bank loans

Bank loans outstanding at December 31, 2005 comprise senior ranking loans of €485,000 ($583,940), divided into three tranches, plus an acquisition facility, an overdraft facility and a mezzanine loan.

Tranche A is a U.S. Dollar denominated loan and has a principal amount of $162,689 and is repayable in semi-annual installments through June 30, 2012. The repayments will be calculated as a percentage of the loan amount. The first repayment is due in September 2006. Tranche A has an interest rate of LIBOR plus a margin of 1.5% to 2.25% per annum. Interest is payable on a monthly, quarterly, or semi-annual basis, at the discretion of the Company. Two step down swaps have been established for 70% of the interest for the next three years. The interest rate swaps fix the LIBOR element of interest payable on 70% of the principal amount of the loan for defined twelve month periods over the three years. The defined interest rates fixed for each twelve month period range from 1.75% to 4.71%. Settlement of the swaps is required on a quarterly basis.

Tranche B is repayable in a single amount of €125,000 ($150,638) on June 30, 2013. Tranche B has an interest rate of EURIBOR plus a margin of 2.25% to 2.75% per annum. Interest is paid on a monthly, quarterly or semi annual basis, at the discretion of the Company. The Company entered into two cap/ floor collars for 51% of the interest for the next three years. Under the terms of the collars the floor interest rates are 1.595% and 1.85% and the cap interest rates are 5% and 4.10%. Settlements of the contracts are required on a quarterly basis.

Tranche C is repayable in a single amount of €125,000 ($150,638) on June 30, 2014. Tranche C has an interest rate of EURIBOR plus a margin of 3.25% per annum. Interest is paid on a monthly, quarterly or semi annual basis, at the discretion of the Company. The Company entered into two cap/ floor collars for 51% of the EURIBOR element of the interest for the next three years. Under the terms of the collars the floor interest rates are 1.595% and 1.85% and the cap interest rates are 5% and 4.10%. Settlements of the contracts are required on a quarterly basis.

At inception, the mezzanine loan had a principal amount of €165,000 ($198,842, and under the terms of the loan, the full amount was repayable at the end of the loan term, in June 2015. The Company repaid €65,000 of the mezzanine debt in the three month period to September 30, 2005. The remaining loan outstanding, is repayable in full on June 30, 2015. The mezzanine loan has an interest rate of EURIBOR plus a margin of 9.5% per annum. The 9.5% margin is divided into two components: 4.5% per annum is payable on an on-going basis, and the remaining 5% per annum will accrete until the end of the loan term. The Company entered into two cap/ floor collars for 51% of the EURIBOR portion of the interest for the next three years. Under the terms of the collars the floor interest rates are 1.68% and 1.85% and the cap interest rates are 5% and 4.02%. Settlements of the contract are required on a quarterly basis.

The mezzanine loan is subordinated to the senior ranking loans, and the shareholder loans are subordinated to both the senior ranking loans and the mezzanine loan.

All of the bank loan agreements stipulate early repayment of certain amounts under certain conditions. In particular, up to 50% of excess cash flow, as defined in the contract, falls due one month after the issuance of audited consolidated German GAAP financial statements, starting in fiscal year 2007, depending on the level of the Company’s adjusted EBITDA.

The Company has agreed to certain debt covenants in relation to this financing. The covenants stipulate that the Company must maintain certain ratios in respect of cash flows, interest payments and defined earnings measures and also place a limit on capital expenditures. If the Company breaches any of the covenants, the loans will become repayable on demand.

The margins of tranches A and B and the acquisition facility are fixed for one year and thereafter will be calculated based on a ratio of net debt to EBITDA for the previous reporting period, all derived from the consolidated financial statements prepared in accordance with German GAAP, starting in fiscal year 2007.

The bank loans are secured by the pledge of the equity interests in certain Sirona subsidiaries. In addition, all receivables, bank accounts, tangible assets, inventories, patents, trademarks and other property rights of Sirona Dental Systems GmbH and Sirona Dental Services GmbH are also pledged as security for the loans.

The Company repaid €65,000 ($78,825) of the mezzanine loan in fiscal year 2005. In addition, as at September 30, 2005 an overdraft facility exists of €40,000 ($48,000) and acquisition facility of €50,000 ($60,200). At September 30, 2005, none of the acquisition facility had been drawn down. At September 30, 2004, the overdraft facility available was €30,000 ($37,000).

12.  Deferred income

Deferred income comprises a payment of $100,000 made by a distributor in the U.S. to Sirona in July 2005 for the extension of its exclusive right to sell CEREC systems in the U.S. and Canada. The payment will be amortized on a straight line basis over 10 years starting October 1, 2007 when the term of the right begins.

13.  Commitments and contingencies

Operating lease commitments

The Company leases certain vehicles and IT equipment from unrelated third parties. The leases are non-cancelable and have terms of greater than one year. Rent expense in three month period ending September 30, 2005 was $255 (October 1, 2004 to June 30, 2005, $753; February 17, 2004 to September 30, 2004, $571; October 1, 2003 to February 16, 2004, $400; year ended September 30, 2003, $889).

In July 2005, Sirona entered into a sale and leaseback agreement regarding un-used land on the site of the headquarters in Bensheim. The land was sold for $1,067 to an unrelated property development company, who will construct an office building based on Sirona’s specifications on the site. Sirona will lease the property from the property development company through an 18-year lease. Under the terms of the lease, rent is fixed at $1,400 per annum until 2013. After 2013, rent is subject to adjustment according to an inflation index. Rental payments will commence once the building is ready for occupation, which is currently anticipated to be in December 2006. The land remains as an asset of Sirona’s balance sheet and the building will be accounted for as an operating lease.

Future minimum lease payments under non-cancelable operating lease agreements as of September 30, 2005 are as follows:

Year ending September 30	$’000
2006	2,026
2007	1,823
2008	1,682
2009	1,413
2010	1,379
Thereafter	21,253
29,576

Guarantees

Customers can finance their purchase of Sirona products from the respective dealer through financial institutions. Prior to March 2003, Sirona would offer to guarantee up to 10% of the total liability due to the financial institution from Sirona customers if the customer defaulted on their payments. However, the contracts negotiated with the dealers, who sold the products to the third party customers, granted Sirona a right of recourse against the dealer if the customer defaulted on their payments. The Company ceased issuing these guarantees after March 2003. The arrangements were generally provided for a five year period; therefore the related guarantees issued by Sirona are expected to expire by 2008. Under FIN 45, only guarantees issued after December 30, 2002 are required to be considered under the provision requirements of the guidance.

Contingencies

The Company is involved in lawsuits, claims, investigations and proceedings, including patent and commercial matters that arise in the ordinary course of business. At September 30, 2005, there are no such matters pending that the Company expects to be material in relation to its business, consolidated financial position, results of operations or cash flows.

Product warranty

The following table provides the changes in the product warranty accrual for the year ended September 30, 2005.

	Successor	Predecessor 2
$’000	July 1, 2005 to September 30, 2005	October 1, 2004 to June 30, 2005
Opening balance	8,847	7,362
Accruals for warranties issued during the period	1,977	3,094
Warranty settlements made during the period	(1,422)	(1,272)
Release of accrual	(109)	(66)
Translation	(17)	(271)
Closing balance	9,276	8,847

Unconditional purchase commitments

As of September 30, 2005 the Company had unconditional purchase commitments due within one year of $15,665. As of this date, the Company did not have any such commitments due in fiscal years 2007 and onwards.

14.          Restructuring costs

During the year ended September 30, 2003, the Company recorded restructuring costs of $2,056 within other operating expenses. These costs were related to employee severance costs for the Electronic Center restructuring initiative. This restructuring initiative was implemented by management to improve processes and performance of the Electronic Center, a shared service facility. These employee severance costs were offered to identified employees on a voluntary basis, and as of September 30, 2003, all identified employees had signed and accepted the severance benefits. As of September 30, 2003, the majority of these employees were no longer working at the Company. The remaining liability as of September 30, 2003 was $1,969. All severance payments were made during the subsequent fiscal year.

15.          Interest

	Successor	Predecessor 2		Predecessor 1
$’000	July 1, 2005 to September 30, 2005	October 1, 2004 to June 30, 2005	February 17, 2004 to September 30, 2004	October 1, 2003 to February 16, 2004	Year ended September 30, 2003
Interest expense	(8,990)	(21,306)	(12,272)	(1,895)	(3,569)
Interest expense from related parties	(2,939)	(2,594)	(2,573)	(3,730)	(8,692)
Interest income	842	1,126	432	333	788
	(11,087)	(22,774)	(14,413)	(5,292)	(11,473)

16.          Pension plans

Defined benefit plans

In Germany the Company traditionally had an unfunded defined benefit pension plan whose benefit are based primarily on years of service and wage and salary group. As of January 1, 2001, the company replaced its unfounded defined benefit pension plan by a new defined contribution plan. All new hires after that date only receive define contributions to a pension plan based on a percentage of the employee’s eligible compensation. However, due to grandfathering provisions for certain existing employees hired before that date, the Company continues to be obligated to provide pension benefits which are at a minimum equal to benefits that would have been available under the terms of the traditional defined benefit plans (Grandfathered Benefit). The Grandfathered Benefit and contribution to the Company’s pension plan made for those employee after January 1, 2001 are included in the disclosures for defined benefit plans. The Company accounts for the Grandfathered Benefit by recognizing the higher of the defined contribution obligation or the defined benefit obligation for the minimum benefit.

In addition, the Company offers defined contribution benefits under the terms of a Section 401(k) plan to employee in the U.S.

The Company uses an actuarial measurement date of September 30.

Change in the projected benefit obligation and plan assets for all of the Company’s defined benefit plans is as follows:

	Successor	Predecessor 2		Predecessor 1
$’000	July 1, 2005 to September 30, 2005	October 1, 2004 to June 30, 2005	February 17, 2004 to September 30, 2004	October 1, 2003 to February 16, 2004
Projected benefits obligation at beginning of period	47,352	38,809	37,415	34,468
Service cost	906	247	1,053	163
Interest cost	476	1,563	1,105	792
Actuarial loss (gain)	46	8,596	(400)	(2)
Investment earnings	50	164	83	59
Benefits paid	(232)	(511)	(260)	(186)
Currency Translation	(51)	(1,516)	(187)	2,121
Projected benefit obligation as end of period	48,547	47,352	38,809	37,415
Fair value of plan assets at beginning of period	3,839	3,772	2,866	2,644
Actuarial return on plan assets	50	164	83	59
Employer’s contribution	831	—	827	—
Benefits paid	(55)	—	—	—
Translation	(9)	(97)	(4)	163
Fair value of plan assets at end of period	4,656	3,839	3,772	2,866
Funded status	(43,891)	(43,513)	(35,037)	(34,549)

Components of net periodic benefit costs are as follows:

	Successor	Predecessor 2		Predecessor 1
$’000	July 1, 2005 to September 30, 2005	October 1, 2004 to June 30, 2005	February 17, 2004 to September 30, 2004	October 1, 2003 to February 16, 2004	Year ended September 30, 2003
Service cost	906	247	1,053	163	1,045
Interest cost	476	1,563	1,105	792	1,572
Other	—	—	—	(343)	—
Net periodic benefit cost	1,382	1,810	2,158	612	2,617

The accumulated benefit obligation as of September 30, 2005 and 2004 was $43,720 and $34,024 respectively.

The reconciliation of the funded status of the Company’s defined benefit plans to the amounts recognized on the balance sheets is as follows:

	Successor	Predecessor 2
$’000s	September 30, 2005	September 30, 2004
Funded status	(43,891)	(35,037)
Recognized pension provision	(43,847)	(35,500)
Un-recognized net (loss)/gain	(44)	463

To the extent the defined benefit obligation is recognized for the Grandfather Benefit, the long-term estimated rate of return on plan assets is 5% per annum. This rate was based on an appropriate long-term rate for the plan assets held.

The benefits expected to be paid in cash of the following five years, and in aggregate for the five fiscal years thereafter, are as follows:

Year ending September 30,	$’000
2006	716
2007	1,058
2008	1,163
2009	1,591
2010	1,732
Thereafter	10,108
16,368

The contribution expected to be made in each of the following five years and in aggregate thereafter are as follows:

Year ending September 30,	$’000
2006	1,236
2007	1,272
2008	1,305
2009	1,332
2010	1,368
Thereafter	20,418
26,931

Weighted-average assumptions used to determine both benefit obligations and net periodic benefit costs are as follows:

	Successor	Predecessor 2		Predecessor 1
In U.S. $ thousands	July 1, 2005 to September 30, 2005	October 1, 2004 to June 30, 2005	February 17, 2004 to September 30, 2004	October 1, 2003 to February 16, 2004	Year ended September 30, 2003
Discount rate (range)	4.25%	5.75%	5.75%	5.75%	5.75%

The plan assets consist of contributions made by Sirona to a pension fund managed by an insurance company as custodian, which invests these funds. The insurance company guarantees a minimum return on the contributions. The expected long term return on plan assets is estimated to be 5%. This rate is based on an estimated long term return rate for the type of plan assets held.

The Company’s weighted average asset allocations by the insurance company by asset category are as follows:

	Successor	Predecessor 2
%	September 30, 2005	September 30, 2004
Equity securities	40.5	40.5
Fixed income securities	41.3	41.3
Over	18.2	18.2
	100.0	100.0

Defined Contribution plans

The Company made contributions of $654 to the German plan for three month period to September 30, 2005 (October 1, 2004 to June 30, 2005. $nil; February 17, 2004 to September 30, 2004, $676, October 1, 2003 to February 16, 2004, $nil, year ended September 30, 2003. $612) and contributions of $41 to the U.S. plan for three month period to September 30, 2005 (October 1, 2004 to June 30, 2005, $105; February 17, 2004 to September 30, 2004, $52, October 1, 2003 to February 16,

2004, $46 year ended September 30, 2003, $37.) The Company is obligated to match employee contribution.

17.          Segment reporting

Description of segments.  Sirona manages its business on both a product and geographic basis and has four reporting segments; Dental CAD/CAM Systems, Imaging Systems, Treatment Centers, and Instruments. There are two regional sales organisations, USA and Other World Markets, which distribute Sirona’s products globally through a network of independent distributors to dental practices, clinics and laboratories. The Electronic Center is a shared facility that manufactures electronic components and provides services for all Sirona segments, and to a very limited extent, external parties. Further shared functions including customer service, logistics, site management, IT and administration are operated centrally.

Description of the Company’s segments:

Dental CAD/CAM Systems.  Dental CAD/CAM Systems products comprise CAD/CAM chairside systems for the dentist (CEREC) as well as CAD/CAM systems for the laboratories, such as inlab, inEOS and a central manufacturing service for copings and bridge-frameworks. The CEREC system allows dentists to prepare restorations in an “out-of-mouth pre-shaped’ process and insert them into the patient’s mouths during a single appointment.

Imaging Systems.  Imaging systems products comprise a broad range of equipment for diagnostic imaging in the dental practice, using both film-based and digital technologies. Sirona has developed a broad range of imaging systems for panoramic and intra-oral applications.

Treatment Centers.  Sirona’s treatment centers comprise a broad range, from standard dentist chairs to sophisticated centers with integrated diagnostic, hygiene and ergonomic functionalities, such as C2+ and M1+, as well as specialist centers used in preventative treatment (ProFeel+) and for training purposes.

Instruments.  Sirona offers a wide range of handpiece products, encompassing handheld and power-operated handpieces for cavity preparation, endodontics, periodontology and prophylaxis. The handpieces are supplemented by multi-function tips, supply and suction hoses, as well as care and hygiene systems for handpiece preparation. Sirona’s handpieces are often sold as complete packages in combination with treatment centers. The division also supplies parts for other divisions, especially Treatment Units (OEM turbines and tubes) and CAD/CAM Systems.

The following tables reflect the results of the Company’s reportable segments under the Company’s management reporting system. The segment performance measure used to monitor segment performance is gross profit (“Segment Performance Measure”). Gross profit, which is based on the records as prepared under statutory German accounting standards, excluding the impact of the EQT Transaction and MDP Transaction, is considered to better reflect the performance of each segment as it eliminates the need to allocate centrally incurred costs and significant purchase accounting impacts that the Company does not believe are representative of the performance of the segments. Furthermore, the Company monitors performance geographically by region. As the Company manages its business on both a product and a geographical basis, U.S. GAAP requires segmental disclosure based on product information.

	Successor	Predecessor 2		Predecessor 1
$’000	July 1, 2005 through September 30, 2005	October 1, 2004 through June 30, 2005	February 17, 2004 through September 30, 3004	October 1, 2003 through February 16, 2004	Year ended September 30, 2003
Revenues External
Dental CAD/ CAM Systems	31,269	137,699	66,454	54,319	90,335
Imaging Systems	27,211	72,963	50,185	30,349	68,850
Treatment Centers	33,235	95,908	73,099	50,793	100,430
Instruments	14,620	48,575	38,129	23,724	43,984
Total	$106,335	$355,145	$227,867	$159,185	$303,599
Revenues Internal
Dental CAD/CAM Systems	—	—	—	—	—
Imaging Systems	—	85	335	72	371
Treatment Centers	—	—	—	—	—
Instruments	2,678	8,653	7,108	4,415	8,167
Intercompany elimination	(2,678)	(8,738)	(7,443)	(4,487)	(8,538)
Total	—	—	—	—	—
Revenues Total
Dental CAD/CAM Systems	31,269	137,699	66,454	54,319	90,335
Imaging Systems	27,211	73,048	50,520	30,421	69,221
Treatment Centers	33,235	95,908	73,099	50,793	100,430
Instruments	17,298	57,228	45,237	28,139	52,151
Total	$109,013	$363,883	$235,310	$163,672	$312,137
Segment performance measure
Dental CAD/ CAM Systems	22,903	98,677	46,438	39,781	60,982
Imaging Systems	11,195	29,377	19,928	11,767	26,838
Treatment Centers	13,074	32,996	21,528	17,712	35,379
Instruments	6,183	22,691	16,514	11,226	20,523
Total	$53,355	$183,741	$104,408	$80,486	$143,722
Depreciation and amortization expense
Dental CAD/ CAM Systems	746	1,988	1,786	1,053	2,477
Imaging Systems	1,120	2,890	2,238	1,163	2,495
Treatment Centers	655	2,093	1,701	742	1,941
Instruments	756	1,785	1,306	652	1,585
Total	$3,277	$8,756	$7,031	$3,610	$8,498

Reconciliation of the results of the segment performance measure to the consolidated statements of operations

Segment results are determined based on the Company’s internal management reporting process, which reflects the way management views its businesses, and are not prepared in accordance with these consolidated financial statements. The following table and discussion provide a reconciliation of the total results of operations and total assets of the Company’s business segments under management reporting to the consolidated financial statements. Inter-segment transactions are based on amounts which approximate the amounts of transactions with unrelated third parties.

	Successor	Predecessor 2		Predecessor 1
$’000s	July 1, 2005 through September 30, 2005	October 1, 2004 through June 30, 2005	February 17, 2004 through September 30, 3004	October 1, 2003 through February 16, 2004	Year ended September 30, 2003
Revenue
Total segments	106,335	355,145	227,867	159,185	303,599
Electronic Centre	4	971	1,243	1,159	4,066
Differences management reporting vs. U.S. GAAP	(1,268)	2,169	106	(1,743)	(1,475)
Consolidated revenues	$105,071	$358,285	$229,216	$158,601	$306,190
Depreciation and amortization
Total segments	3,277	8,756	7,031	3,610	8,498
Electronic centre and corporate	383	1,179	989	577	1,512
Differences management reporting vs. U.S. GAAP	11,732	34,220	24,683	2,343	3,877
Consolidated depreciation and amortization	$15,392	$44,155	$32,703	$6,530	$13,887
Segment performance measure
Total segments	53,355	183,741	104,408	80,486	143,722
Electronic centre and corporate	1,336	2,323	4,998	1,033	2,012
Differences management reporting vs. U.S. GAAP	(21,234)	(27,242)	(33,128)	135	(4,617)
Consolidated gross profit	$33,457	$158,822	$76,278	$81,654	$141,117
Selling, general and administrative	34,544	93,236	65,424	33,454	65,787
Research and development	7,863	21,700	16,594	8,575	19,832
Provision for doubtful accounts and notes receivable	(192)	(127)	(846)	368	(387)
Write off in-process research and development	33,796	—	20,217	—	—
Net other operating (income) loss	(723)	(384)	955	82	1,702
Foreign currency transaction loss	601	749	4,129	1,491	3,772
Loss (gain) on derivative instruments	(1,682)	4,383	1,498	(1,358)	(968)
Interest expense, net	11,087	22,774	14,413	5,292	11,473
Other income	—	(129)	—	—	—
(Loss) Income before income taxes and minority interest	$(51,837)	$16,620	$(46,106)	$33,750	$39,906

The adjustments that the Company records to reconcile management reporting to the consolidated financial statements prepared in accordance with U.S. GAAP primarily relate to the exclusion of amortization and depreciation related to the step-up to fair value of the intangible and tangible assets as a result of the EQT Transaction and the MDP Transaction,. In addition, management reporting is based on German GAAP which differs from US GAAP. The main differences between management reporting based on German GAAP and U.S. GAAP applicable to the Company include:

Revenue recognition.  Management reporting recognizes revenue upon shipment of the product. For consolidated financial statements purposes, revenue is recognized upon risk of loss being transferred to the buyer, which depends in part on the shipping terms.

Provisions.  Management reporting records provisions even though the occurrence of a loss may not be probable or a legal obligation may not exist. For consolidated financial statements purposes certain provisions such as the allowance for doubtful accounts or loss contingencies are recognized when a loss is probable and reasonably estimable.

Inventory.  Management reporting does not include inventory overhead costs which relate to the production process. For consolidated financial statements purposes, these overhead costs are capitalized in inventory.

Pension Expense.  Management reporting measures pension expense using the entry age normal approach. For consolidated financial statements purposes, pension expense is recognized using the projected unit credit method.

Software cost capitalization.  Management reporting does not capitalize costs relating to the development of software for internal use or software to be sold. For consolidated financial statements purposes, certain costs that are incurred in the development stage are capitalized for software for internal use. For software developed and to be included in products, costs that are incurred after the software has achieved technological feasibility are capitalized until the software is available for market release.

Foreign currency accounting.  Management reporting translates the income statements of foreign subsidiaries at the spot rate at the balance sheet date and only recognizes unrealized losses on foreign currency denominated receivables or payables. For consolidated financial statements purposes, the income statements of foreign subsidiaries are translated using a weighted average rate, whereas foreign currency denominated receivables and payables are translated at the rate at the balance sheet date.

Purchase accounting.  Management reporting excludes amortization and depreciation related to the step-up to fair value of the intangible and tangible assets as a result of the EQT Transaction and the MDP Transaction. In addition, management reporting also excludes the incremental cost of sales due to the step up in value of inventory recognized in purchase accounting. For consolidated financial statements purposes, amortization and depreciation related to the step up of definite-lived intangibles and tangible assets are recognized and amortized over their estimated useful lives. In addition, incremental costs due to the step-up in value of inventory recognized in purchase accounting are expensed when revenue for the product is recognized.

The following information is presented in accordance with U.S. GAAP:

	Successor	Predecessor 2
$’000s	September 30, 2005	September 30, 2004
Total assets
Dental CAD/CAM Systems	755,591	465,416
Imaging Systems	177,131	109,107
Treatment Centers	203,142	125,131
Instruments	102,811	63,331
Total	1,238,675	762,985
Goodwill
Dental CAD/CAM systems	261,912	40,335
Imaging Systems	69,859	10,772
Treatment Centers	84,151	12,975
Instruments	52,847	8,199
Total	468,769	72,281

Geographic information

$’000s	Germany	United States	Rest of World	Total
Net sales
July 1, 2005 to September 30, 2005	27,467	20,833	56,771	105,071
October 1, 2004 to June 30, 2005	101,414	103,457	153,414	358,285
February 17, 2004 to September 30, 2004	66,888	52,240	110,088	229,216
October 1, 2003 to February 16, 2004	41,834	35,964	80,803	158,601
Year ended September 30, 2003	92,991	68,275	144,924	306,190
Long-lived assets
September 30, 2005	1,026,409	576	2,387	1,029,372
September 30, 2004	592,761	505	1,149	594,415

During the periods of July 1, 2005 through September 30, 2005, October 1, 2004 to June 30, 2005, February 17, 2004 to September 30, 2004, October 1, 2004 to February 16, 2004 and the year ended September 30, 2003, revenues from two customers represented 29%, 36%, 28%, 40% and 35% of net sales, respectively. No other customer accounted for more than 10% of revenues.

18.          Related parties

Other related party transactions

MDP

In connection with the MDP Transaction a service agreement has been put in place between Sirona, MDP IV Offshore GP, LP and Harry M. Jansen Kraemer, who is a member of the Advisory Committee to the Board of Luxco Manager. This agreement provides for a one-time payment of €10,000 ($12,000) from Sirona to the other two parties for advice, support for negotiating the purchase agreement, preparation of financial models and projections and due diligence services for Sirona related to the MDP Transaction. The payment has been made in the three month period ending September 30, 2005.

EQT

In connection with the EQT transaction, a payment was made, for transaction related services performed by EQT, by Sirona to EQT Northern Europe Limited, Guernsey. The amount paid in the period from October 1, 2003 to February 16, 2004 was $5,344, and there was no amount outstanding at September 30, 2004.

Sirona Dental Systems SARL, Luxembourg

Sirona Dental Systems SARL, Luxembourg was the parent company of Sirona from 1997 until the acquisition of the Company by EQT in February 2004. During this period Sirona incurred fees from Sirona Dental Systems SARL. Amounts charged in the period from October 1, 2003 to February 16, 2004 and for the year ended September 30, 2003 were $202 and $514, respectively.

In the year ended September 30, 2003, Sirona charged to Sirona Dental Systems SARL, Luxembourg a portion of the salary costs for senior management of Sirona. The amount charged was $36.

Sirona Equipos Dentales Iberica (“SEDI”)

SEDI was a related party of Sirona in the year ended September 30, 2003 and for part of the year ended September 30, 2004 due to Sirona’s 25% equity investment in the company. SEDI ceased to be a related party on July 16, 2004.

On July 16, 2004, Sirona acquired the remaining 75% of the equity in SEDI from the majority shareholder and SEDI therefore became a 100% owned subsidiary included within the Company’s consolidated financial statements. SEDI acts as a distributor for Sirona in the Spanish market.

Revenue recorded by Sirona relating to sales to SEDI in the periods from February 17, 2004 to September 30, 2004, October 1, 2003 to February 16, 2004 and for the year ended September 30, 2003 were $2,086, $2,108 and $4,436, respectively.

BERAG

The Company considers BERAG, an actuarial firm used by Sirona, to be a related party of Sirona. The Managing Director of Berag, Dr. Bluhm, is also a member of the Supervisory Board of Sirona Dental Systems GmbH, a subsidiary of Sirona Holding GmbH.

Sirona recorded expenses in relation to BERAG in each of the period being presented as follows; July 1, 2005 to September 30, 2005, $21; October 1, 2004 to June 30, 2005, $67; February 17, 2004 to September 30, 2004, $12; October 1, 2004 to February 16, 2004, $9; year ended September 30, 2003, $31. Amounts owed to BERAG as at September 30, 2005 and September 30, 2004, were $69 and $38, respectively.

demedis Group

Revenue recorded by Sirona relating to sales to the demedis Group, an entity under control of Sirona Dental Systems SARL and a distributor of Sirona products in certain European markets, in the period from October 1, 2003 to February 16, 2004 and in the fiscal year ended September 30, 2003 were $28,258 and $48,038, respectively. Amounts owed by the demedis Group to Sirona at September 30, 2003 were $2,776 and amounts owed by Sirona to the demedis Group at September 30, 2003 were $2,234. These amounts related to payments due to demedis under the distributor agreement, which stipulates that Sirona will pay a bonus amount to demedis at the end of each fiscal year if sales exceed a pre-determined level.

Sirona Holdings S.C.A Luxembourg

Effective October 1, 2005, an advisory service agreement has been signed between the Company and Sirona Holdings S.C.A., Luxembourg. Under the agreement, Sirona will pay an annual fee to Sirona Holdings S.C.A., Luxembourg of €325 ($391), and Sirona Holdings S.C.A., Luxemburg will provide to Sirona certain advisory services regarding the structure, terms and condition of debt offerings by Sirona, financing sources and options, business development and other services.